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                                                                    EXHIBIT 10.2


                          TAX INDEMNIFICATION AGREEMENT


      This TAX INDEMNIFICATION AGREEMENT dated as of May 7, 1997 between Genzyme Development Partners, L.P. (the "Partnership") and Genzyme Corporation, a Massachusetts corporation ("Genzyme").

                                   WITNESSETH:

      WHEREAS, the parties hereto intend to set forth their agreement with respect to the circumtances under which Genzyme shall be required to indemnify the Investors (as hereinafter defined) for the loss of certain income tax benefits referred to below,

      NOW, THEREFORE, in consideration of the premises and the mutual convenants herein contained, the parties hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

      1.01 For all purposes of this Agreement, the capitalized terms not defined herein shall have the respective meaning given to them under the Amended and Restated Joint Venture Agreement dated as of the date hereof by and between the parties hereto (the "Joint Venture Agreement").


                                   ARTICLE 2.
                            THIRD PARTY BENEFICIARIES

2.01 This Agreement is being entered into contemporaneously with the Joint Venture Agreement and the Marketing and Distribution Agreement dated as of the date hereof and between Genzyme and Genzyme Ventures II (together with the Joint Venture Agreement, the "Agreements"). It is the intention of the parties hereto that Genzyme's obligations to make the payments hereunder will constitute additional consideration for the contemporaneous execution by the Partnership of such Agreements. Genzyme specifically agrees that those current limited partners of the Partnership and those referred to in the last sentence of this subsection (the "Investors") (i) to whom were allocated pursuant to the Agreement of Limited Partnership dated as of September 13, 1989, research and development deductions during any of the taxable years of the Partnership during the period beginning January 1, 1989 and ending December 31, 1994 (the "Relevant Years") or (ii) who received interests in the Partnership by gift or devise from a former limited partner to whom such deductions were allocated, are third party beneficiaries of this Agreement entitled to the benefits hereof as if they had been original parties hereto. Genzyme represents and warrants
(i) that pages from the Schedules K attached hereto and reflecting approximately $28,400,000 in such research and development deductions are accurate copies of the pages from the schedules filed with the Internal Revenue Service and (ii) that no comparable research and development deductions were allocated to limited partners of the Partnership during 1995 or 1996. This Agreement shall not inure to the benefit of any former limited partner of the Partnership other than one who gifted or devised interests to an Investor.


                                   ARTICLE 3.
                                 TAX ASSUMPTIONS

      3.01 Genzyme acknowledges that the Partnership has entered into the Agreements based in part upon the following assumptions (the "Tax Assumptions"), it being understood and agreed that Genzyme has not made any representations or warranties with respect to any of the Tax Assumptions (other than those made on November 3, 1989 in a letter from Genzyme Corporation and Genzyme Development Corporation II to Davis Polk & Wardwell, a copy of which is attached hereto), that:

            (a) the Partnership was entitled to deduct under Section 174 of the Internal Revenue Code of 1986 (the "Code") in each of the Relevant Years all the payments it made to Genzyme pursuant to the Development Agreement between Genzyme and the Partnership dated September 13, 1989 (the "Development Agreement"); and

            (b) each Investor was entitled to take a current deduction with respect to his distributive share as reported to him by the Partnership of the payments described in Section 3.01(a) for each of the Relevant Years in which such item was deducted by the Partnership ("Relevant R&D Deductions").

      3.02 The Partnership represents, warrants and covenants that it shall not at any time during the term of the Partnership, without the written consent of Genzyme, take any action, directly or indirectly, with respect to any of its income tax returns or reports (including Schedule K-1 information returns to Investors) filed with the United States or a state which is inconsistent with the Tax Assumptions.



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                                   ARTICLE 4.
                                LOSS DEFINITIONS

      4.01 Loss. The term "Loss" shall mean a Final Determination (as defined below) that, for federal income tax purposes, any Investor has suffered a deferral or disallowance of any or all of the Relevant R&D Deductions. Notwithstanding the foregoing, however, the term "Loss" does not include any Loss to the extent that it results solely from one or more of the following:

            (a) the failure of the Investor to have claimed the Relevant R&D Deductions in a timely and proper manner or the taking of any other tax return position which is inconsistent with the Tax Assumptions Deductions;

            (b) a voluntary disposition by the Investor of his interest in the Partnership (a "Partnership Interest")(other than pursuant to the Partnership Purchase Option Agreement) or an involuntary disposition or transfer of a Partnership Interest by reason of any action of a creditor or creditors or bankruptcy proceedings (or other proceedings for relief of debts) of the Investor; or

            (c) the failure of the Investor to satisfy the "at risk" requirements of Section 465 of the Code, the disallowance of the Relevant R&D Deductions of the Investor by reason of passive activity loss limitations of
Section 469 of the Code, the status of the Investor as a tax-exempt entity, a non-resident alien individual or foreign corporation or any other factor which is applicable to that Investor but which is not applicable to other Investors in general, provided, however, that this clause (c) shall not exclude any Loss to an Investor solely because the applicable statute of limitations has run against other Investors unless the reason the applicable statute of limitations has not run against such Investor is because the Investor failed to file his federal income tax return when due, including extensions thereof.

            (d) a failure of the Partnership or the Investor to have taken all the actions, if any, required of it by Section 6.01 hereof to contest the Loss or to permit Genzyme to contest the Loss or to prosecute the recovery of any tax benefit to the Partnership or to the Investor attributable to the Loss.

      4.02 Loss Date. The term "Loss Date" as to any Loss shall mean the date on which Genzyme receives a written notice in respect of that Loss complying with the requirements of Section 5.03 hereof or, if later, the date of a final and unappealable judicial or administrative determination of the Loss (a "Final Determination").

      4.03 Additional Tax. The term "Additional Tax" in connection with any Loss shall mean the aggregate additional federal income taxes paid by an Investor as a result of that Loss, computed in accordance with the principles of Section
5.02 hereof. For purposes of the preceding sentence, an Investor shall be deemed to have paid additional federal income taxes to the extent that a refund or credit to which he would otherwise have been entitled is reduced or eliminated as a result of a Loss pursuant to Section 6402 of the Code.


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                                   ARTICLE 5.
                              INDEMNITY BY GENZYME

      5.01 Payment by Genzyme. In the case of any Loss suffered by any Investor, Genzyme agrees to pay to the Investor, on an After-Tax Basis (as defined below), an amount equal to the Additional Tax resulting from such Loss, together with any additions to tax, interest and penalties resulting from such Loss less the Basis Recovery Adjustment Amount as defined below. The amount to be paid to an Investor shall be reduced by the tax benefit such Investor was entitled to receive, by reason of any increase in the adjusted basis of the Investor's Partnership Interest or in the assets of the Partnership attributable to the disallowance or deferral of the Relevant R&D Deductions (the "Basis Recovery Adjustment Amount"). Payments hereunder shall be made within sixty days of the relevant Loss Date. In the event Genzyme and the Partnership cannot agree upon the amount of the indemnity payment required to be paid by Genzyme, either party may require that the amount be determined by a mutually acceptable independent certified public accounting firm which is one of the so-called "Big 6" public accounting firms. Genzyme shall be responsible for the fees and expenses of such accounting firm. The determination of the public accounting firm shall be based upon a review of such materials and consultations with the parties and such experts as the accounting firm may deem necessary. The conclusion of the accounting firm shall be binding on the parties absent manifest error. All under this Section 5.01 shall be computed in accordance with the principles of Section 5.02 hereof.

      5.02 After-Tax Basis. In the case of any amount payable by Genzyme hereunder (as determined prior to converting such amount to an after-tax basis) (the "Basic Amount"), the term "After-Tax Basis" shall mean that the Basic Amount shall be augmented by an additional amount paid by Genzyme so that the aggregate amount paid, minus the federal income taxes deemed to be payable by the Investor in respect of the receipt of such aggregate amount, shall be equal to the Basic Amount. For purposes of any such determination the Investor shall be deemed to incur federal income tax on payments hereunder at the maximum statutory federal income tax rate applicable to the Investors as of the payment date.

      5.03 Documentation. As a condition to receipt of any payment hereunder with respect to the Additional Tax for any taxable year (and interest and any penalties applicable thereto), an Investor requesting such payment shall provide Genzyme with (i) a bill or other official statement from the IRS which shows the Additional Tax in respect of that Investor and that year and any interest and penalties and (ii) any other document or information requested by Genzyme which is reasonably necessary to ascertain the foregoing amounts.


                                   ARTICLE 6.
                               CONTEST PROVISIONS

      6.01 Right of Contest. It is assumed hereunder that any contest of whether or not a Loss (within the meaning of the first sentence of Section 4.01) has occurred shall be carried on at the Partnership level and controlled by the Partnership's tax matters partner or, if it is carried on at the level of an Investor, shall be controlled by Genzyme. It shall be a condition to Genzyme's obligation to make payments to any Investor hereunder that such Investor shall have taken such steps (if any) as are reasonably necessary to facilitate the intent of the preceding sentence and that such Investor cooperate with and assist Genzyme in all reasonable respects in connection with such contest and in connection with the recovery of any tax benefit including a basis adjustment to the Investor's Partnership Interest or in the assets of the Partnership. Without limiting the generality of the foregoing, it is expressly agreed that
(a) an Investor who shall have elected out of any Partnership level audit or other proceeding relating to a determination of whether a Loss has occurred shall not be entitled to any payments hereunder with respect to that Loss; and
(b) if, not as a result of an election by an Investor described in (a) above, an audit or other proceeding as to whether a Loss has occurred is carried on at the level of that Investor, that Investor shall not be entitled to any payment in respect of that Loss unless that Investor shall have in a timely manner offered to Genzyme the opportunity to participate in and control that audit or other proceeding (or the relevant portions thereof) and to prosecute the recovery of any tax benefit attributable to the Loss, including by the designation of legal counsel. In the event of any such designation by Genzyme, Genzyme shall pay the fees


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and disbursements of such counsel. In the event that any contest requires payment of the tax claimed, Genzyme shall advance to the Investor on an interest-free basis and an After-Tax basis, sufficient funds to pay the tax. As a condition to receipt of such an advance, an Investor shall agree that, promptly upon the Investor's receiving a refund as a result of such contest, the Investor will repay such advance to the extent of such refund plus any interest received which is attributable thereto.

      6.02 Other Obligations. As a condition to receipt of payment hereunder with respect to a claim by the IRS described in Section 6.01, an Investor or the Partnership shall promptly notify Genzyme in writing of such claim. If the claim is being contested pursuant to this Article 6, the Investor or the Partnership shall give Genzyme or its counsel any information which is relevant and material to such contest to the extent that such information is particularly within the knowledge or control of the Investor.


                                   ARTICLE 7.
                                  MISCELLANEOUS

      7.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except for any law of Delaware which would require the application of the law of any other jurisdiction).

      7.02 Waiver of Indemnification. The Partnership, in its sole discretion by written notice to Genzyme, may unconditionally waive the rights to indemnification set forth in this Agreement with respect to any Loss prior to or concurrently with the exercise of the Partnership Purchase Option, the sale of all or substantially all of the assets of the Partnership to Genzyme or an affiliate of Genzyme or a transaction in which Genzyme or an affiliate acquires more than 50% of the Partnership Interests, in which event Genzyme shall have no liability for indemnification to the Partnership or to any Investor of the Partnership.

      7.03 Right of Approval. Any decision that is made by the Partnership pursuant to the provisions of this Agreement shall require the prior approval of a majority of the Board of Directors of the General Partner of the Partnership.

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      IN WITNESS WHEREOF, the parties hereto have executed this Tax
Indemnification Agreement as of the date first above written.

                                    GENZYME DEVELOPMENT PARTNERS, L.P.

                                    By:   Genzyme Development Corporation II,
                                          General Partner



                                    By: /s/ David J. McLachlan
                                        ---------------------------------------
                                        David J. McLachlan
                                        Treasurer


                                    GENZYME CORPORATION



                                    By: /s/ Henri A. Termeer
                                        ----------------------------------------
                                        Henri A. Termeer
                                        President




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